Exhibit 99.1

Charlotte’s Web Reports 2024 First Quarter

Financial Results

Louisville, Colo. May 8, 2024 - (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full-spectrum hemp extract wellness products, today reported financial results for the first quarter ended March 31, 2024.

“The first quarter of 2024 started slowly in terms of sales volume. This is being addressed with solid progress in our ‘True North’ turnaround initiatives,” said Bill Morachnick, Chief Executive Officer of Charlotte’s Web. “For example, our legacy e-commerce platform limits our ability to be agile in executing marketing strategies and promotions quickly. In Q1, we pulled down spend on our paid media in order to evaluate each program and identify the highest performing campaigns moving forward. We are on schedule to launch our new e-commerce platform migration in Q2, enabling more effective tools and agility. Additionally, we are excited about our recent innovation launch, ‘Stay Asleep’ CBN gummies, which have received a positive response from consumers and showcase the importance of our R&D and innovation pipeline, which we expect to expand in the latter half of 2024.”

Business Review

Charlotte’s Web has made steady progress on its previously disclosed ‘True North’ pillars and the Company will be providing updates quarterly.

Transforming the Consumer Experience End-to-End - The migration of the Company’s e-commerce platform is on track for launch by the end of Q2 2024. This migration is designed to enhance the consumer journey and increase consumer engagement, acquisition, and subscriptions. This is being integrated with IT upgrades and Customer Relationship Management (CRM) tools for increased functionality and reduced costs. Improved loyalty programs and promotions introduced during the first quarter have increased new subscriber growth by approximately 25% quarter over quarter, with retention rates above 90%.

Be the Most Trusted and Valued Partner Among Retailers and Distributors - In the first quarter, the Company redesigned its business-to-business (“B2B”) division from both an overall cash flow performance basis and a strategic perspective to better serve retailers within the current regulatory environment. As part of this evolution, the Company has redirected part of its focus to the opportunities within the Medical channel, which continues to show relative resilience. These actions modestly reduce revenue; but more importantly, aim to improve overall annual cash flow. New wellness products and formats are planned for 2024 following the successful Q1 launch of Charlotte’s Web “Stay Asleep” Cannabinol (CBN) gummies. Since the launch, 48 of the Company’s top 50 retail accounts have committed to carrying Stay Asleep, which is launching at retail across the country in Q2.

Reinforce and Amplify CW’s Influential Voice - At the beginning of the year, Charlotte’s Web evolved its organic social and earned media strategies, complemented by new product innovation beyond CBD. The Stay Asleep campaign reignited Charlotte’s Web’s earned media presence, resulting in a 26 million media reach through consumer-facing press and earned social media influencer posts. Organic social media impressions were up 32% in the first quarter, while reach per post was up 55%.

Continue to Identify Cost and Operating Efficiencies - Several actions were taken in the quarter to optimize the Company’s cost structures and reduce expenses to be more reflective of current revenue levels. In addition to redesigning the overall B2B channel, the new e-commerce platform and IT upgrades are eliminating inefficiencies, such as unnecessary software subscriptions and contracts. Through prudent expense reductions, management targets a reduction in SG&A of approximately $15 million in 2024 versus prior year. In-house manufacturing of topicals and gummy products is scheduled to begin commercial production in Q4 2024, which will further enhance operational efficiency and cash flow.

“Given our current revenue challenges, we continue to act with agility to further optimize cost structures across the company, streamline operations, and eliminate inefficiencies,” said Jessica Saxton, Chief Financial Officer. “We are optimistic about the impact of these initiatives and expect to see an improvement in our SG&A for the full year.”

DeFloria LLC (“DeFloria”) Update

In March 2024, DeFloria successfully completed all participant dosing for its Phase 1 clinical trial program. The resulting trial data is being processed and will be included in an IND (investigative new drug) submission to the FDA this year. Pending a positive outcome from the FDA regarding the IND submission, Phase 2 clinical trials are anticipated to commence shortly thereafter. DeFloria (see April 6, 2023 press release), is a botanical drug development company formed in partnership with a subsidiary of British American Tobacco PLC (LSE: BATS and NYSE: BTI), and AJNA BioSciences PBC to pursue a botanical IND through the FDA drug development pathway for a botanical drug to target a neurological condition.

Regulatory Update

Progress has been encouraging surrounding The Hemp Derived Consumer Protection and Market Stabilization Act of 2023, (H.R. 1629) which aims to regulate hemp extract products under the dietary supplement regulatory framework. Bill sponsors are updating their legislation to address issues raised during last year's Request for Information. Coalition for Access Now and the industry working group ONE HEMP are actively working towards committee hearings over the summer to potentially align H.R. 1629 with must-pass legislation.

Financial Review - Q1 2024

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, March 31,
U.S. $ millions, except per share data	2024	2023

Revenue	$12.1	$17.0
Cost of goods sold	5.2	7.1
Gross profit	6.9	9.9

Selling, general and administrative expenses	15.3	17.5
Operating loss	(8.4)	(7.6)

Other income (expense), net	0.6	(0.7)
Change in fair value of financial instruments and other	(1.9)	5.4
Income tax expense	-	-
Net loss	$(9.7)	$(2.9)
Net loss per common share, basic and diluted	$(0.06)	$(0.02)

Consolidated net revenue for the first quarter ended March 31, 2024, was $12.1 million, as compared to $17.0 million in the first quarter of 2023, with both retail and e-commerce revenues lower year-over-year.  Overall, CBD industry growth remains below expectations due to ongoing headwinds in the category, including regulatory ambiguities at the federal and state levels, associated consumer confusion, and competitive crowding and pricing pressures.

Gross Profit was $6.9 million, or 57.0% of revenue, as compared to gross profit of $9.9 million, or 58.3% of revenue in the first quarter of 2023.  Maintaining healthy gross margins despite lower revenue was primarily supported by manufacturing efficiencies and improved cost of goods sold, despite lower year-over-year sales volume.

	Three Months Ended
Segmented Net Revenue	March 31,
	2024	2023	% Decrease
Direct-to-consumer ("DTC”) net revenue	$7.8	$11.3	(31.0) %
Business-to-business ("B2B”) net revenue	$4.0	$5.7	(29.6) %

Direct-to-consumer net revenue through the Company’s web store was $7.8 million, a decrease of $3.5 million as compared to $11.3 million in Q1 2023, primarily driven by lower sales volume. This was attributable to lower organic traffic and consumer acquisitions partially due to competitive online discounting pressures. First quarter sales volumes are typically seasonally softer due to consumer stocking during fourth quarter holiday promotions. In the first quarter, the Company also reduced spend on paid media in order to update the attribution of each program and evaluate the highest performing campaigns. The Company plans to launch a new e-commerce platform during the second quarter of 2024 to transform the consumer experience. This will enable more effective paid media, improved search, navigation, and filtering capabilities and provide a more engaging experience to guide consumers to find the right products.

Business-to-business retail net revenue was $4.0 million, as compared to $5.7 million in Q1 2023. The $1.7 million decrease was primarily due to the reductions in retail shelf space allocated to the CBD category that occurred in 2023. Some of the Company’s mass retail partners fully exited the CBD category, increasing the year-over-year revenue decline. The decrease in retail revenue was partially offset by service revenue of $0.3 million. Charlotte’s Web remains the market share leader in combined SPINs, LLC and IRI measurements of total retail, with the leading brand position in trust and loyalty according to the latest surveys by the Brightfield Group.

SG&A Expenses

Total selling, general, and administrative (“SG&A”) expenses in the quarter were $15.3 million, a 12.8% improvement versus $17.5 million in Q1 2023. SG&A included MLB© license and media rights amortization of $1.0 million during the quarter, a decrease compared to $1.8 million in Q1 2023. To better align SG&A with current revenue levels, the Company has taken actions to significantly reduce expenses company-wide in 2024 by approximately $15 million versus prior year, through headcount reductions, operating efficiency improvements, and stringent cost controls.

Net Income and Adjusted EBITDA1

Charlotte’s Web reported a net loss of $9.7 million, or ($0.06) per share basic and diluted, for the first quarter of 2024, as compared to a net loss of $2.9 million, or ($0.02) per share basic and diluted, for the first quarter of 2023.

Adjusted EBITDA1 loss for the first quarter of 2024 was $4.0 million, compared to Adjusted EBITDA loss of $3.3 million in the first quarter of 2023.

Cash Flow and Balance Sheet

Net cash used for operations for the three months ended March 31, 2024, was $7.2 million. This included $2.5 million for MLB© license and media rights assets. The period also included $2.1 million of capital expenditures, mainly attributable to the transition to in-house production of topical and gummy products.

“Excluding MLB and capex, our cash burn was approximately $4.7 million for the quarter,” said Mrs. Saxton. “We continue to take actions to minimize cash burn, understanding it is the lifeblood of our business, maintaining a philosophy that ‘cash is king.’ As we improve consumer satisfaction, eliminate inefficiencies and reduce overhead, we believe we have sufficient working capital to meet our near-term objectives."

The Company’s cash and working capital as of March 31, 2024, were $38.5 million and $48.6 million, respectively, compared to $60.8 million and $78.5 million on March 31, 2023, respectively.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2024, and 2023, and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-Q filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR+ at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2024 first quarter at 11:00 A.M. ET on May 8, 2024.

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/4atzXcE to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call, or
•	Listen to the live webcast online.

Earnings Call Replay

A recording of the call will be available through May 15, 2024.  To listen to a replay of the earnings call please dial 1-416-764-8677 or 1-888-390-0541 and provide conference replay ID 156359#. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

Subscribe to Charlotte's Web investor news.

About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products that includes Charlotte’s Web whole-plant CBD extracts in full-spectrum and broad-spectrum CBD certified NSF for Sport®. Charlotte’s Web is the official CBD of Major League Baseball©, Angel City Football Club and the Premier Lacrosse League. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, calming, exercise recovery, immunity), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

© Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.

Forward-Looking Information

Certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate and reasonable.

Specifically, this press release contains forward-looking statements relating to, but not limited to: organizational changes, marketing plans and operational platform upgrades, and the impact of these initiatives, operational efficiencies, cash flow, revenue and e-commerce monetization; expectations relating to IT upgrades, marketing optimization and operational integrations; product expansion activities and the corresponding results thereof; sales volume and gross margin expectations; anticipated timing for, and business impact of, in-house manufacturing of topical and gummy products; the impact of the Company’s product innovations on product development; regulatory developments and the impact of developments on both consumer action and the Company's opportunities and operations; activities relating to, and sponsorship of, legislation to advance regulatory framework; the impact of insourcing on operating margins, capital expenditures and R&D; anticipated consumer trends and corresponding product innovation; anticipated future financial results, including expectations regarding targeted reduction in SG&A costs; improvements in cash flow; sufficient working capital; the impact of the Company’s partnership with the MLB on the Company's exposure and sales; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; and the impact of certain activities on the Company's business and financial condition and anticipated trajectory.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: regulatory regime changes; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the Company's ability to deal with adverse growing conditions in a timely and cost-effective manner; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2023, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1) Non-GAAP Measures: The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA.  Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact

Jessica Saxton

Chief Financial Officer

(720) 388-6505

Jessica.Saxton@CharlottesWeb.com

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars, except share and per share amounts)

	March 31,	December 31,
	2024 (unaudited)	2023
ASSETS
Current assets:
Cash and cash equivalents	$38,510	$47,820
Accounts receivable, net	1,725	1,950
Inventories, net	22,487	21,538
Prepaid expenses and other current assets	5,535	6,864
Total current assets	68,257	78,172
Property and equipment, net	28,255	27,513
License and media rights	17,614	17,070
Operating lease right-of-use assets, net	14,206	14,601
Investment in unconsolidated entity	10,200	11,000
SBH purchase option and other derivative assets	1,579	2,602
Intangible assets, net	1,051	887
Other long-term assets	616	703
Total assets	$141,778	$152,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,991	$2,860
Accrued and other current liabilities	8,230	8,682
Lease obligations - current	2,339	2,252
License and media rights payable - current	5,072	9,852
Total current liabilities	19,632	23,646
Convertible debenture	42,736	42,528
Lease obligations	15,063	15,655
License and media rights payable	13,899	11,338
Derivative and other long-term liabilities	3,780	3,823
Total liabilities	95,110	96,990
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized; 157,227,855 and 154,332,366 shares issued and outstanding as of March 31, 2024 and December 31, 2023	1	1
Additional paid-in capital	328,024	327,280
Accumulated deficit	(281,357)	(271,723)
Total shareholders’ equity	46,668	55,558
Total liabilities and shareholders’ equity	$141,778	$152,548

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended March 31, (unaudited)
	2024	2023
Revenue	$12,124	$17,010
Cost of goods sold	5,213	7,093
Gross profit	6,911	9,917

Selling, general, and administrative expenses	15,280	17,513
Operating loss	(8,369)	(7,596)

Change in fair value of financial instruments	(1,860)	5,382
Other income (expense), net	611	(698)
Loss before provision for income taxes	$(9,618)	$(2,912)
Income tax expense	(16)	—
Net loss	$(9,634)	$(2,912)

Per common share amounts
Net loss per common share, basic and diluted	$(0.06)	$(0.02)

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands of U.S. dollars, except share amounts)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance—December 31, 2023	154,332,366	$1	$327,280	$(271,723)	$55,558
Common shares issued upon vesting of restricted share units, net of withholding	2,895,489	—	(98)	—	(98)
Share-based compensation	—	—	842	—	842
Net loss		—		(9,634)	(9,634)
Balance—March 31, 2024	157,227,855	$1	$328,024	$(281,357)	$46,668

Balance—December 31, 2022	152,135,026	$1	$325,431	$(247,927)	$77,505
Common shares issued upon vesting of restricted share units, net of withholding	297,888	—	(69)	—	(69)
Share-based compensation	—	—	375	—	375
Net loss	—	—	—	(2,912)	(2,912)
Balance—March 31, 2023	152,432,914	$1	$325,737	$(250,839)	$74,899

CHARLOTTE’S WEB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Three Months Ended March 31, (unaudited)
	2024	2023
Cash flows from operating activities:
Net loss	$(9,634)	$(2,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,493	3,792
Change in fair value of financial instruments	1,860	(5,351)
Convertible debenture and other accrued interest	1,015	697
Share-based compensation	842	375
Changes in right-of-use assets	443	493
Other	(956)	768
Changes in operating assets and liabilities:
Accounts receivable, net	98	(1,212)
Inventories, net	(1,026)	1,187
Prepaid expenses and other current assets	150	480
License and media rights	(2,500)	(2,000)
Operating lease obligations	(551)	(925)
Accounts payable, accrued and other liabilities	663	(1,098)
Other operating assets and liabilities, net	(76)	(367)
Net cash used in operating activities	(7,179)	(6,073)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(2,060)	(70)
Proceeds from sale of assets	27	30
Net cash used in investing activities	(2,033)	(40)
Cash flows from financing activities:
Other financing activities	(98)	(69)
Net cash used in financing activities	(98)	(69)
Net decrease in cash and cash equivalents	(9,310)	(6,182)
Cash and cash equivalents - beginning of period	47,820	66,963
Cash and cash equivalents - end of period	$38,510	$60,781

Non-cash activities:
Non-cash purchase of property and equipment and intangible assets	$(374)	$—

(1) Non-GAAP Measures - EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP.  The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization.  Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), and Share-based compensation. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP.  The non-GAAP financial measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers.  The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the tables below.

Adjusted EBITDA for the three months ended March 31, 2024, and 2023 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)

		Three Months Ended
		March 31,
	(unaudited)
U.S. $ Thousands	2024	2023

Net loss	$ (9,618)	$ (2,912)
Depreciation of property and equipment and amortization of intangibles	2,493	3,792
Interest expense	487	799
Income tax expense	16	-
EBITDA	` (6,622)	1,679

Stock Comp	842	375
Mark-to-market financial instruments	1,860	(5,382)

Adjusted EBITDA	$ (3,920)	$ (3,328)